EXHIBIT 99.1

The Marygold Companies Completes Acquisition

of Tiger Financial & Asset Management Limited

Transaction Enables Company to Expand Financial Services Offerings Throughout the U.K.

San Clemente, Calif., June 21, 2022—The Marygold Companies, Inc. (NYSE American: MGLD) (the “Company”) (formerly, Concierge Technologies, Inc.) today announced completion of the previously announced acquisition of Tiger Financial & Asset Management Limited, a U.K. based investment adviser ("Tiger"), for £1.5 million (approximately US$1.9 million) in cash, plus net current assets estimated to be £863,977 (approximately US$1.1 million) for a total aggregate price of approximately US$3.0 million. The purchase price consideration is to be paid in three installments with approximately US$1.7 million at closing, and the remainder of approximately US$1.3 million paid in approximately equal installments at December 31, 2022 and December 31, 2023 (Conversion to U.S. currency noted above is estimated and averaged as of June 13, 2022).

The transaction was consummated through Marygold & Co. (UK) Limited, a London-based business unit formed in 2021, and wholly owned subsidiary of the Company.

Based in Boughton, Northampton, England, Tiger has approximately £42 million (approximately US$53 million) in assets under advice. The firm’s core business is managing clients’ financial wealth across a diverse product range, including cash, national savings, individual savings accounts, unit trusts, insurance company products such as investment bonds and other investment vehicles. Tiger’s founder and former owner, Keith Halford, and his team will remain with the company.

“The completion of this transaction paves the way for the Company to expand our financial services into the U.K., as well as introduce new services, such as the mobile fintech app being developed by our U.S. subsidiary, Marygold & Co., that will offer U.S. clients payment services and personalized banking that provide a secure way to send, receive, spend and save with no banking fees or minimum requirements. The Marygold app is expected to launch in the U.S. later this year.” said Nicholas Gerber, CEO of The Marygold Companies. “Tiger is a great fit for us and is expected to be immediately accretive. We welcome Tiger into The Marygold Companies family.”

“I am delighted that Tiger has become part of The Marygold Companies family and look forward to continuing to advise Tiger’s clients and maintain the high standards of service they have come to appreciate” said Keith Halford.

“The acquisition of Tiger is a very important first step for Marygold & Co. in the UK, giving us the initial regulatory license to be able to grow and expand our advice services to new clients.” said Matthew Parden, CEO of Marygold & Co. (UK) Limited. “We are hugely encouraged by the coming opportunity to leverage our highly transformative fintech capabilities within the UK financial advice market, which is ripe for change.”

The Company’s other financial services subsidiaries include Denver based Marygold & Co. (www.marygoldandco.com) formed in 2019 to explore opportunities in the financial technology sector, and currently completing development of a mobile banking app, and USCF Investments (www.uscfinvestments.com), whose entities serve as fund manager and investment adviser to eleven exchange traded products that have approximately $5 billion in assets under management at March 31, 2022.

About The Marygold Companies, Inc.

The Marygold Companies, Inc., which changed its name from Concierge Technologies, Inc. in March 2022, was founded in 1996 and repositioned as a global holding firm in 2015. The Company currently has operating subsidiaries in financial services, food manufacturing, printing, security systems and beauty products under the trade names USCF Investments, Gourmet Foods, Printstock Products, Brigadier Security Systems and Original Sprout, respectively. Offices and manufacturing operations are in the U.S., New Zealand, U.K., and Canada. For more information, visit www.themarygoldcompanies.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of U.S. federal securities laws. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may” “will,” “could,” “should” “believes,” “predicts,” “potential,” “continue” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements, including, but not limited to expanding financial services offerings in the U.K., including the launch of the Company’s fintech mobile banking app, involve significant risks and uncertainties that could cause actual results to differ materially from the expected results and, consequently, should not be relied upon as predictions of future events. These forward-looking statements, including the factors disclosed in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on September 22, 2021, and in the Company’s other filings with the Securities and Exchange Commission, are not exclusive. Readers are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Except as required by law, the Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this press release.

Media and investors, for more Information, contact:
Roger S. Pondel PondelWilkinson Inc. 310-279-5965 rpondel@pondel.com Contact the Company: David Neibert, Chief Operations Officer 949-429-5370 dneibert@themarygoldcompanies.com